Exhibit 99.2

Anvia Holdings Corporation Acquires Majority Stake of Myplanner Professional Services Pty Ltd, Australia’s 28th largest Australian Financial Services Licensee in 2018.Press Release| 06/12/2019

Ridgefield Park, NJ, June 12, 2019 (GLOBE NEWSWIRE) — Anvia Holdings Corporation (OTCQB:ANVV) (the “Company” or “Anvia Holdings”) today announced that it has executed a definitive agreement to acquire 95% majority stake of the issued and outstanding shares of the 28th largest Australian Financial Services licensee, Myplanner Professional Services Pty Ltd (Myplanner) based in Queensland, Australia.

The agreement also included the acquisition of 100% stake of the issued and outstanding shares in the company, My Managed Portfolio Pty Ltd being the investment managed discretionary account service provided to more than 100 licenced financial advisers within the group.

Under the agreement Anvia Holdings through its fully owned subsidiary, Anvia (Australia) Pty Ltd shall pay a total combined acquisition amount of AUD $4,381,305 for both Myplanner Professional Services Pty Ltd and My Managed Portfolio Pty Ltd outstanding shares.

Included in the agreement and within the total purchase price, the vendors will be issued AUD $1,314,391 for shares within Anvia Holdings based on the aggregate closing price for the 30 days preceding the 11 June 2019.

David Mardell, Managing Director of Myplanner, said “We are very excited to have entered into this agreement with Anvia. For me, it was a wonderful cultural fit between both the Anvia Group of Companies and Myplanner as we both have the desire to assist our existing advisers grow their businesses as well expanding our network of advisers around Australia.”

David Mardell also expanded to say that “We look forward to building upon our existing licensee offering and continue striving towards becoming the licensee of choice in the Australian Financial Services market. We believe that this partnership with Anvia, with the use of their technology platforms, practice development and business coaching services, as well as their Registered Training Organisation businesses will provide Myplanner with a distinct advantage within the current environment and additional resources for strong growth in 2019 and beyond.”

Anvia (Australia) Pty Ltd CEO, James Kennett, said, “adding Myplanner to our professional services portfolio is not just adding additional revenues to the group, it will strengthen our position in the Financial Services sector within Australia as well as compliment the existing businesses within the Anvia Group.”

About Myplanner

David Mardell is the Managing Director and founding partner of Myplanner which was established in 2009 and operates an Australian Financial Services Licence to more than 100 licensed financial advisers and accountants.

Myplanner provides all the services to integrated advisory practices to assist business owner financial advisers to provide objective based advice to their clients, help them Grow their business, improve their efficiency, have a strong culture of Compliance and assisting them with their own succession and exit strategy. In 2018 financial year closing 30 June, the company generated AUD $25 Million (approximately USD $18 Million).

About My Managed Portfolio Pty Ltd

My Managed Portfolio (MMP) is a scalable, cost effective and efficient platform for managing investments for both clients and advisers alike. MMP is a Managed Account Service for direct equities, managed funds, exchange traded funds, term deposits, property and other selected investments on a discretionary basis via a Managed Account Service. The current Funds Under Advice (FUA) within the group is AUD $155 million

About Anvia (Australia) Pty Ltd

Anvia (Australia) Pty Ltd is fully owned subsidiary of Anvia Holdings Corporation trading on OTCQB: ANVV. The company has acquired a number of vocational colleges, owns proprietary software and mobile application technologies for consumer and corporate markets, and owns a data centre in support of its IT operations.

About Anvia Holdings Corporation

Anvia Holdings Corporation is a global technology and education service company. The company is established with the mission to make potential growth accessible and sustainable. Anvia Holdings Corporation trades on the OTCQB under the symbol ANVV.

For further information, please visit www.anviaholdings.com

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933, are subject to Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbors created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and other results and further events could differ materially from those anticipated in such statements. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.

SOURCE: Anvia Holdings Corporation.

Contact:support@anviaholdings.com
Phone: 323 713 3244